EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our report dated March 27, 2007, accompanying the consolidated financial statements included in the Annual Report of LION, Inc. on Form 10-KSB for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statement of LION, Inc. on Form S-8 (File No's 333-107402 and 333-127434).

/s/ Grant Thornton LLP



Seattle, Washington
March 27, 2007